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                                                                   EXHIBIT 10.22

                                SECOND AMENDMENT
                                       TO
                                CHANGE OF CONTROL
                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT is between DISCOUNT AUTO PARTS, INC., a Florida corporation (the "Company"), and C. MICHAEL MOORE, residing at _________, ________, __________ (the "Executive") and is dated as of the 3rd day of July, 2001.

                                   WITNESSETH:

         WHEREAS, the parties hereto have entered into that certain Change of Control Employment Agreement dated as of January 17, 2000 by and between the Company and the Executive, as amended by First Amendment dated as of March 17, 2001 (collectively, the "Change of Control Employment Agreement"); and

         WHEREAS, the Company and the Executive have agreed to further amend the terms of the Change of Control Employment Agreement in certain respects as set forth in this Second Amendment to Employment Agreement (the "Amendment").

         NOW, THEREFORE, in consideration of the above premises and mutual agreements herein set forth and the services performed and to be performed by the Executive for the Company, the parties agree as follows:


1.       Payment of Excise Taxes.

                  Section 12 of the Change of Control Employment Agreement shall be renumbered as Section 13 and the following shall be added instead as Section 12 of the Change of Control Employment Agreement:

                  12.      Payment of Amounts to Address Excise Taxes.


         (a) Payment of Amounts to Address Excise Taxes. If the Executive is to receive any compensation under this Agreement upon or after a termination of employment (such compensation to be received hereunder being referred to as the "Covered Payments"), the Executive shall be entitled to receive the amount described below to the extent applicable: If any Covered Payments or any amounts received, considered received or to be received by the Executive under or arising out of another plan or agreement as a direct or indirect result of or in connection with a Change of Control or in connection with a termination of employment from whatever source, including, without


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limitation, amounts received, considered received or to be received with respect to stock options granted to the Executive by the Company or any portion of the sum thereof (collectively, the "Payments") are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (as amended from time to time, the "Code"), or any successor or similar provision of the Code or other statute, rule or regulation of similar effect (the "Excise Tax"), the Company shall pay the Executive an additional cash amount (the "Gross Up Payment") such that the net amount actually retained by the Executive after deduction of any Excise Tax on the Payments (and other state or federal income tax, Excise Tax and employment taxes on any amounts paid as Gross Up Payment under this Section
12) shall be equal to the gross amount of the Payments. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, the following shall apply:

                  (i)      all "excess parachute payments" within the meaning of
         Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, in the opinion of tax counsel selected by the Company's independent auditors and acceptable to the Executive, such other payments or benefits (in whole or in part) described in clause
         (a) above do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of
         Section 280G(b)(4) of the Code;

                  (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and
         (4) of the Code; and

                  (iii) the Executive shall be deemed to pay federal income taxes, and state and local income taxes in the state and locality of the Executive's residence on the date of Termination, at the highest marginal rate of income taxation in effect in the calendar year in which the Gross Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local income taxes.

                           (b)      Timing of Gross Up Payment; Certain
         Adjustment Payments. The Gross Up Payment, if any, that is due as a result of such determination shall be paid to the Executive in cash in a lump sum within thirty (30) days of such computation. Appropriate adjustments shall be computed Ernst & Young LLP based upon the amount of the Excise Tax finally determined by the Internal Revenue Service or a court of law; any additional amount due the Executive as a result of such adjustment shall be paid to the Executive by the Company in cash in a lump sum within thirty (30) days of such computation, or if less than the Gross Up Payment any amount due the Company as a result of such adjustment shall be paid to the Company by the Executive in cash in a lump sum within thirty (30) days of such computation. The Company shall be responsible for and shall pay and shall indemnify the Executive with respect to (1) any and all fees and costs incurred in computing the Gross Up Payment (including without limitation the fees and costs of Ernst & Young LLP), (2) any and all fees and costs incurred by the Executive in resolving any tax controversy concerning


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         the applicability of the Excise Tax or the amount thereof (including without limitation attorneys fees and accountants' fees) and (3) any and all fees and costs incurred by the Executive in enforcing the provisions of this Agreement.

2.       Miscellaneous.

         Unless specifically modified, added or deleted by this Amendment, all terms and provisions of the Change of Control Employment Agreement remain in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

WITNESSES:
                                    DISCOUNT AUTO PARTS, INC.

/s/   Marta Jones                   By:   /s/ Peter J. Fontaine
---------------------------         --------------------------------------------
/s/   Kristi Mullis                 Peter J. Fontaine, Chief Executive Officer
---------------------------                            "Company"


/s/   Marta Jones                   By:   /s/ C. Michael Moore
---------------------------         --------------------------------------------
/s/    Kristi Mullis                C. Michael Moore
---------------------------                         "Executive"